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                                                                  Exhibit 99.1



Contact:                Investor Relations                Media Relations
                        John Andrews                      Jeanmarie McFadden
                        212-762-8131                      212-762-7842



                       MORGAN STANLEY DEAN WITTER REPORTS
                 RECORD FOURTH QUARTER AND FULL YEAR NET INCOME;
                 ADDITIONAL $1 BILLION SHARE BUYBACK AUTHORIZED;
                        QUARTERLY DIVIDEND INCREASED 20%


NEW YORK, January 7, 1999 -- Morgan Stanley Dean Witter & Co. (NYSE: MWD) today reported record net income of $1,224 million and diluted earnings per share of $2.07 for the fourth fiscal quarter ended November 30, 1998. Excluding a net after tax gain of $345 million from the sales of businesses, net operating income was $879 million -- also a record and 9 percent ahead of last year's fourth quarter $810 million. Diluted earnings per share, excluding the net gain, were $1.49 -- up 15 percent from $1.30 a year ago.

In the fourth quarter, the Company recorded a net gain of $345 million from the sales of the Company's Global Custody business, its interest in SPS Transaction Services Inc.'s operations and certain BRAVO receivables.

Net income for the full fiscal year was $3,276 million and diluted earnings per share were $5.33. Excluding the $345 million net gain from sales of businesses and a $117 million after tax charge resulting from the cumulative effect of an accounting change, net operating income was a record $3,048 million, 15 percent

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higher than last year's $2,649 million./1/ Diluted earnings per share, excluding both the net gain and the cumulative effect of the accounting change, were $4.95 -- up 16 percent from last year's $4.27.

Fourth quarter net revenues (total revenues less interest expense and the provision for loan losses) were $4.0 billion -- 6 percent ahead of a year ago. The annualized return on average common equity for the fourth fiscal quarter, excluding the net gain, was 27 percent.

Full year net revenues rose 11 percent to a record $16.4 billion and the twelve-month return on average common equity, excluding the net gain and the cumulative effect of the accounting change, was 22.7 percent.


Philip J. Purcell, Chairman, and John J. Mack, President, said in a joint statement, "We are extremely proud of these results. Our strategy is to build diverse revenue streams based on strong, established franchises, and it is working. We achieved a full year record performance despite some very difficult market conditions. This is a tribute to our culture which emphasizes commitment to customers and effective risk management throughout the firm. We have gained market share across the board in our securities business, continued to grow our asset management business, and our Discover Card(R) continues to be a strong, highly profitable franchise. The recent upgrading by Moody's of our credit rating to Aa3 is independent confirmation of our financial strength and the continued success of our strategy."

The Company announced that its Board of Directors authorized the purchase, subject to market conditions and certain other factors, of an additional $1 billion of

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/1/ Net income and diluted earnings per share for the fiscal year ended November
30, 1997 exclude merger-related expenses.

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the Company's common stock. The Board of Directors also authorized the ongoing repurchase of the Company's common stock in connection with awards granted under the Company's equity-based compensation plans. The Company has repurchased approximately 43.1 million shares of its common stock since the February 1998 announcement of its $3 billion stock repurchase authorization.

The Company also announced that its Board of Directors declared a $.24 quarterly dividend per common share, a 20 percent increase from the previous quarter's $.20 per common share. The dividend is payable on January 29, 1999 to common shareholders of record as of January 19, 1999.

FOURTH QUARTER
SECURITIES

The Company's Securities business posted $610 million in net income, compared to last year's fourth quarter record $620 million.

  . Investment banking's solid quarterly performance was driven by higher revenues from mergers and acquisitions, which offset an industry-wide decrease in underwriting activity.

  . Institutional sales and trading reported strong fourth quarter results.
    Equity trading had record results and foreign exchange achieved its second best quarter ever. Fixed income revenues, however, were adversely affected by the difficult global market conditions during the quarter, including a widening of credit spreads and decreased market liquidity. Internationally, the Company achieved strong performances in Europe and Japan, while results in the rest of Asia continued to reflect the region's reduced economic activity.

  . The influential European publication, International Financing Review,
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    recently recognized the Company's performance in the securities business by naming it Bank of the Year, Bond House of the Year and Equity House of the Year. It was the first time that one company has won three top awards in a single year.

  .  Individual securities revenues increased from last year's fourth quarter on

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    higher revenues from the distribution of asset management products, increased net interest income and increased customer trading activities, primarily in over-the-counter equities.

  . The number of financial advisors in the Company's individual securities business rose by 485 in the quarter to 11,238. Total client assets increased by $46 billion -- more than offsetting a third quarter decline -- to stand at $438 billion at fiscal year end.

ASSET MANAGEMENT

Asset Management quarterly net operating income, excluding the net gain from the sale of the Global Custody business, was $185 million -- a 67 percent increase from a year ago.

  . The Company's total assets under management and administration increased by $20 billion during the quarter to stand at $376 billion at fiscal year end.

  . Retail assets increased $19 billion for the quarter and $26 billion from a year ago -- to stand at $219 billion. Institutional assets increased $1 billion for the quarter and $12 billion from last year -- to stand at $157 billion.

  . Private Equity recorded net investment gains of $54 million compared with $64 million in the fourth quarter a year ago. This result includes a gain on the Company's position in Jefferson Smurfit.

CREDIT AND TRANSACTION SERVICES

Credit and Transaction Services fourth quarter net operating income, excluding the net gain on sales of its interests in SPS's operations and certain BRAVO receivables, was $84 million -- a 6 percent increase from last year. On a managed loan basis, income was favorably impacted by a lower provision for loan losses. Marketing and business development expenses increased as a result of the Company's increased investment in its core Discover brand.

  . As part of the Company's focus on growth of the Discover Card franchise, it changed the name of its credit card business from NOVUS Services to Discover Financial Services.


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  .  On January 1, Discover Financial Services launched the Discover Platinum
     Card -- a new premium credit card featuring double Cashback Bonus award opportunities, low balance transfer and annual percentage rates, no annual fee, expanded credit lines and enhanced services.

  . Credit quality, on a managed loan basis, improved from last year's fourth quarter. The consumer loan charge-off rate declined to 6.94 percent from
     7.21 percent last year, and the rate of loans delinquent over 30 days was
     6.53 percent compared to 6.98 percent a year ago.

  . Discover Brokerage Direct, the Company's Internet brokerage service, had record trading volume in the fourth quarter. DBD launched a number of new products and services, including a mutual fund marketplace. DBD also commenced self-clearing activities which are expected to substantially reduce operating expenses.

FULL YEAR
SECURITIES

The Company's Securities business posted record net income of $2,052 million, a 24 percent increase from fiscal 1997. Net revenues were up 15 percent to $10.8 billion, reflecting record performances in both the institutional and individual securities businesses.

In institutional securities, the Company achieved record results in investment banking, equities, foreign exchange and commodities. For the calendar year, the Company maintained a leadership position in announced global M&A transactions with the dollar volume of its announced transactions increasing by more than 80 percent. The Company also maintained leadership positions in the underwriting of worldwide equity and equity-related issues, high yield debt and U.S. investment grade debt. The Company ranked first in the underwriting of U.S. equity and equity related issues./2/ In equity research, the Company ranked number one on a weighted average basis and had the greatest number of first team positions in the 1998 Institutional Investor Research All-American
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Poll.

In individual securities, growth in the number of financial advisors accelerated,

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/2/ Source: Securities Data Corp. - January 1, to December 31, 1998 (reported as of January 6, 1999)

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increasing by a record 1,081 for the year -- after last year's 862 advance -- to total 11,238. Individual securities also achieved a record net increase of 455,000 customer accounts to a total of approximately 4 million, and total client assets increased $60 billion to stand at $438 billion at fiscal year end.

ASSET MANAGEMENT

Asset Management's net income for the year was $653 million. Excluding the net gain on the sale of its Global Custody business, net operating income was $471 million -- down 11 percent from 1997. The decline from last year's record earnings was attributable to a one time loss reported in the third quarter related to an institutional leveraged emerging markets debt portfolio. For the year, the Company continued to grow its assets under management and administration. At fiscal year end, these assets stood at $376 billion, an increase of $38 billion from a year earlier.

CREDIT AND TRANSACTION SERVICES

Credit and Transaction Services reported net income of $688 million. Excluding the net gain from the sales of businesses, net operating income was $525 million--a 12 percent increase from last year. Net revenues rose 8 percent to $3.2 billion. Managed loans of $32.5 billion increased by 2 percent for the year, after adjusting for the sales of the Prime Option, SPS and BRAVO receivables. Credit card transaction volume increased 4 percent and the NOVUS Network enrolled nearly 400,000 merchant locations during 1998. During the year, Discover Brokerage Direct continued to expand the range of services it offers to its growing client base, including on-line equity research and 24-hour trading in government securities.


Total capital (shareholders' equity and long-term debt) at November 30, 1998 was

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$37.9 billion, including $14.5 billion of common and preferred shareholders'
equity. Book value per common share was $23.88, based on period-end shares outstanding of 565,670,808.


Morgan Stanley Dean Witter & Co. is a global financial services firm and a market leader in securities, asset management, and credit and transaction services. The Company has offices in New York, London, Tokyo, Hong Kong, and other principal financial centers around the world and has 438 securities branch offices throughout the United States.


                                       # # #

                            (See Attached Schedules)


This release may contain forward-looking statements. These statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of the risks and uncertainties that may affect the Company's future results, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's 1997 Annual Report to Shareholders and in the Company's Quarterly Reports on Form 10-Q for fiscal 1998.

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